Exhibit 99.1
Tim Hortons Inc. announces solid second-quarter results
Company declares first-ever dividend
Revenue increased 10.4% to $406.8 million
Operating income up 8.3% to $98.5 million
     OAKVILLE, Ontario (July 27, 2006) — Tim Hortons Inc. (TSX/NYSE: THI) today announced solid results for the second quarter, which ended on Sunday, July 2, 2006.
     All results are in Canadian dollars.
Second-quarter results
•	Total revenues were $406.8 million in the second quarter, compared to $368.5 million in the second quarter of 2005, a 10.4% increase.

•	Tim Hortons® opened a total of 30 restaurants in the quarter. The openings consisted of 24 restaurants in Canada and 6 in the United States.

•	Same-store sales were very strong, as the Company reported increases of 6.1% in Canada and 8.4% in the United States.
     “We are pleased to have delivered another solid quarter with good top-line growth,” said Chief Executive Officer and President Paul House. “Our emphasis on product innovation, along with our ongoing focus on speed of service, continues to drive very strong results. We also demonstrated good control of costs across the Company, despite absorbing incremental expenses, including the implementation of our new distribution centre and additional resources related to becoming a standalone public company.”
     The Company’s second-quarter operating income was $98.5 million compared to $90.9 million in the second quarter of 2005, an 8.3% increase. The primary components of this increase were strong same-store sales and new store development. Second-quarter pretax income was $95.2 million compared to $89.0 million in 2005, a 6.9% increase. Net income was $76.3 million compared to $60.9 million, a 25.3% increase. Reported diluted earnings per share (EPS) were $0.39 compared to $0.38 in the second quarter of 2005.
     The following items impacted the Company’s 2006 second-quarter reported results relative to the second quarter of 2005:
•	A lower year-over-year second-quarter effective tax rate (19.8% vs. 31.6%), which resulted primarily from the resolution of tax audits. The Company does not expect such benefits to recur in subsequent periods.

•	Net interest expense of $3.3 million compared to $1.9 million in the second quarter of 2005, related primarily to interest expense incurred under the Company’s new external debt of $300 million.

•	A $1.7-million decrease in the Other Income line due to a gain on an asset sale in the second quarter of 2005 that did not recur in 2006.

•	Costs related to the Company’s decision to revise the implementation schedule for distributing frozen products at its new distribution centre. The Company expects the incremental revenues to offset these costs when frozen distribution is fully implemented by the new target date of mid to late 2007.

•	General and administrative (G&A) expenses of $27.5 million, or 6.8% of revenue, compared to $25.1 million, or 6.8% of revenue, in 2005. The year-over-year dollar increase in G&A relates primarily to the accelerated vesting of Wendy’s International, Inc. restricted stock units held by Tim Hortons employees expected to occur at the time of the spin-off pursuant to the terms of the

Wendy’s stock incentive plan. (See the section entitled “Spin-off of Tim Hortons shares to Wendy’s shareholders on track for October 1” below.) Incremental costs related to additional resources as the Company prepares to begin operating as a standalone public company also affected G&A in the quarter. These incremental costs were partly offset by lower shared-services charges from Wendy’s.

•	A 33.35 million increase in the weighted average number of shares outstanding in the second quarter of 2006 due to the Company’s March initial public offering.
Solid promotional calendar continues to drive sales in Canada, U.S.
     Tim Hortons promoted its new caramel-themed baked goods, including caramel-chocolate donuts, caramel apple fritters, caramel streusel cakes and caramel turnovers in April. The Company promoted iced cappuccino with “flavour shots” of butter caramel, French vanilla, hazelnut or raspberry during May. These flavour shots can also be added to other beverages. Through May and June, Tim Hortons introduced a new chunky chicken salad wrap, and in June promoted strawberry-themed desserts, featuring a strawberry tart.
     “Our iced cappuccino is a perennial summer favourite that helps improve sales in warm-weather periods,” House said. “In addition, the new chicken salad wrap is one of the products that can help us build our lunch business.”
     The Company also benefited from pricing increases implemented in several key markets in Canada and the U.S. in late 2005 and early 2006, which accounted for approximately two to three points of the total same-store sales percentage increase in both countries.
     In the third quarter, Tim Hortons will again promote its flavoured iced cappuccino and its toasted chicken club sandwich in both Canada and the U.S. The Company will also promote its twelve grain bagel in Canada and its chicken salad wrap in the U.S. and plans to introduce its hot breakfast sandwich in Canada in late 2006 or early 2007.
Board approves first quarterly dividend
     The Board of Directors approved the Company’s first-ever quarterly dividend, payable on August 24, to shareholders of record as of August 10. The $0.07 per-share dividend represents one quarter of the annual payout ratio of approximately 23% of the adjusted trailing four-quarter net income of $234.6 million. The adjustments to reported trailing four-quarter net income of $222.6 million include 1) adding the after-tax impact of goodwill and asset impairment charges of $33.5 million expensed in the fourth quarter of 2005 and 2) subtracting total tax benefits recognized in the first two quarters of 2006 of $21.5 million. The Company believes trailing four-quarter net income, adjusted as mentioned, is a more appropriate basis than reported trailing four-quarter net income from which to calculate the annual payout ratio.
     “The dividend demonstrates our commitment to enhancing total returns for our shareholders,” House said.
     On the payment date (August 24), the Company will pay the dividend to all registered shareholders with Canadian resident addresses in Canadian dollars. For all other shareholders, the dividend will be converted to U.S. dollars on August 17 at the daily noon rate established by the Bank of Canada and paid in U.S. dollars on August 24. Shareholders who own shares indirectly (e.g., through a broker) should contact their respective broker, investment dealer, or other participant for more information. The Company expects that future dividends will be paid in a similar manner.
Spin-off of Tim Hortons shares to Wendy’s shareholders on track for October 1
     Wendy’s International, Inc. (NYSE: WEN) recently announced that its Board of Directors has confirmed its intent to spin off the 160.0 million shares of Tim Hortons that it currently owns. The shares represent an 82.75% ownership stake in Tim Hortons. Wendy’s is targeting October 1, 2006, to complete the spin-off, assuming it has received from the IRS a ruling on the tax-free status of the distribution prior to that date. The record date to determine the shareholders who will be eligible for the distribution of Tim Hortons shares will be set by the Wendy’s Board of Directors.

     In preparation for the spin-off, Tim Hortons will continue to build the infrastructure necessary to be a standalone public company. The Company has added resources in the Financial Reporting, Treasury, Corporate Governance and Securities Law areas. Tim Hortons expects to have in place sufficient resources in the areas it has historically shared with Wendy’s prior to the separation date. Some shared resources, such as Information Technology, will extend beyond the separation date.
Tim Hortons to host conference call at 3 p.m. today, July 27
     Tim Hortons will host a conference call beginning at 3:00 p.m. (Eastern) today, July 27. Investors and the public may participate in the conference call in either one of the following ways:
•	Phone Call: The dial-in number is (877) 572-6014 (Canada and U.S.) or (706) 679-4852 (International). No need to register in advance.

•	Simultaneous Web Cast: Available at www.timhortons-invest.com and www.wendys-invest.com. The call will also be archived on those sites.
2Q Same-Store Sales Summary

	2Q 2006	2Q 2005	2006 YTD
Tim Hortons Canada*	6.1%	5.6%	7.3%
Tim Hortons U.S.*	8.4%	9.1%	9.1%

*	As of July 2, 2006, 99% of the Company’s stores in Canada — and 79% of the stores in the U.S. — were franchised.
Monthly Same-Store Sales Summary for April*, May, and June

	April 2006	April 2005	May 2006	May 2005	June 2006	June 2005
Tim Hortons Canada	5.0%	6.5%	6.4%	6.3%	7.1%	3.7%
Tim Hortons U.S.	5.6%	11.5%	10.0%	9.0%	10.1%	6.2%

*	April sales results were impacted by an Easter shift, as the holiday was in the first quarter a year ago, but was in the second quarter this year.
Tim Hortons Inc. overview
     Tim Hortons Inc. is Canada’s largest quick service restaurant chain. Founded in 1964 as a coffee and donut shop, Tim Hortons has evolved to meet consumer tastes, with a menu that now includes premium coffee, flavoured cappuccinos, specialty teas, home-style soups, fresh sandwiches and fresh baked goods. As of July 2, 2006, Tim Hortons system-wide restaurants numbered 2,625 in Canada and 297 in the United States. More information about the Company is available at www.timhortons.com.
INVESTORS AND FINANCIAL MEDIA:
John Barker: (614) 764-3044 or john_barker@wendys.com
David Poplar (614) 764-3547 or david_poplar@wendys.com
GENERAL MEDIA INQUIRIES:
Nick Javor: (905) 339-6176

TIM HORTONS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands of Canadian dollars, except per share data)
(Unaudited)

	Second Quarter Ended
	7/2/2006	7/3/2005	$ Change	% Change
REVENUES
Sales	$263,453	$242,422	$21,031	8.7%
Franchise revenues
Rents and royalties	126,843	115,240	11,603	10.1%
Franchise fees	16,475	10,858	5,617	51.7%

	143,318	126,098	17,220	13.7%

TOTAL REVENUES	406,771	368,520	38,251	10.4%

COSTS AND EXPENSES
Cost of sales	229,278	208,939	20,339	9.7%
Operating expenses	43,748	41,081	2,667	6.5%
Franchise fee costs	17,011	12,458	4,553	36.5%
General & administrative expenses	27,493	25,069	2,424	9.7%
Equity (income)	(9,144)	(8,193)	(951)	11.6%
Other (income) expense, net	(123)	(1,778)	1,655	(93.1%)

TOTAL COSTS & EXPENSES, NET	308,263	277,576	30,687	11.1%

OPERATING INCOME	98,508	90,944	7,564	8.3%

Interest (expense)	(6,652)	(1,135)	(5,517)	N/M
Interest income	4,433	657	3,776	N/M
Affiliated interest (expense), net	(1,087)	(1,438)	351	(24.4%)

INCOME BEFORE INCOME TAXES	95,202	89,028	6,174	6.9%

INCOME TAXES	18,892	28,129	(9,237)	(32.8%)

NET INCOME	$76,310	$60,899	$15,411	25.3%

Basic and fully dilutive earnings per share of common stock	$0.39	$0.38	$0.01	4.7%

Basic and fully dilutive shares of common stock (in thousands)	193,303	159,953	33,350	20.8%

N/M — not meaningful

TIM HORTONS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands of Canadian dollars, except per share data)
(Unaudited)

	Year-to-Date Ended
	7/2/2006	7/3/2005	$ Change	% Change
REVENUES
Sales	$506,104	$451,718	$54,386	12.0%
Franchise revenues
Rents and royalties	242,367	217,296	25,071	11.5%
Franchise fees	31,058	23,095	7,963	34.5%

	273,425	240,391	33,034	13.7%

TOTAL REVENUES	779,529	692,109	87,420	12.6%

COSTS AND EXPENSES
Cost of sales	443,190	392,006	51,184	13.1%
Operating expenses	86,743	79,275	7,468	9.4%
Franchise fee costs	30,928	24,494	6,434	26.3%
General & administrative expenses	55,779	50,532	5,247	10.4%
Equity (income)	(17,597)	(15,799)	(1,798)	11.4%
Other (income) expense, net	(1,133)	(1,852)	719	(38.8%)

TOTAL COSTS & EXPENSES, NET	597,910	528,656	69,254	13.1%

OPERATING INCOME	181,619	163,453	18,166	11.1%

Interest (expense)	(10,768)	(1,988)	(8,780)	N/M
Interest income	6,862	1,409	5,453	N/M
Affiliated interest (expense), net	(7,876)	(3,192)	(4,684)	N/M

INCOME BEFORE INCOME TAXES	169,837	159,682	10,155	6.4%

INCOME TAXES	29,937	51,282	(21,345)	(41.6%)

NET INCOME	$139,900	$108,400	$31,500	29.1%

Basic and fully dilutive earnings per share of common stock	$0.79	$0.68	$0.11	17.3%

Basic and fully dilutive shares of common stock (in thousands)	177,544	159,953	17,591	11.0%

N/M — not meaningful

TIM HORTONS INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands of Canadian dollars)

	July 2,	January 1,
	2006	2006
	(Unaudited)
ASSETS

Current assets
Cash and cash equivalents	$134,134	$186,182
Accounts receivable, net	97,514	85,695
Notes receivable, net	12,651	11,545
Deferred income taxes	6,711	4,273
Inventories and other, net	48,979	39,322
Amounts receivable from Wendy’s	29,640	—
Advertising fund restricted assets	18,001	17,055

	347,630	344,072

Property and equipment, net	1,078,940	1,061,646

Notes receivable, net	12,458	15,042

Deferred income taxes	17,017	17,913

Intangible assets, net	3,959	4,221

Equity investments	141,443	141,257

Other assets	11,913	12,712

	$1,613,360	$1,596,863

TIM HORTONS INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands of Canadian dollars)

	July 2,	January 1,
	2006	2006
	(Unaudited)
LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities
Accounts payable	$84,565	$110,086
Accrued expenses:
Salaries and wages	11,815	15,033
Taxes	14,563	62,952
Other	35,136	61,944
Deferred income taxes	175	349
Advertising fund restricted liabilities	30,972	34,571
Amounts payable to Wendy’s	—	10,585
Notes payable to Wendy’s	—	1,116,288
Current portion of long-term obligations	8,107	7,985

	185,333	1,419,793

Long-term obligations
Term debt	322,655	21,254
Advertising fund restricted debt	27,693	22,064
Capital leases	43,968	44,652

	394,316	87,970

Deferred income taxes	11,958	15,159
Other long-term liabilities	35,695	34,563

Shareholders’ equity
Common stock, (US$0.001 par value per share),
Authorized: 1,000,000,000 shares,
Issued: 193,302,977 and 159,952,977 shares, respectively	289	239
Capital in excess of stated value	917,678	81,249
Retained earnings	156,330	16,430
Accumulated other comprehensive income (expense):
Cumulative translation adjustments and other	(88,239)	(52,911)

	986,058	45,007
Unearned compensation — restricted stock	—	(5,629)

	986,058	39,378

	$1,613,360	$1,596,863

TIM HORTONS INC. AND SUBSIDIARIES
SYSTEMWIDE RESTAURANTS

			Increase/		Increase/
	As of	As of	(Decrease)	As of	(Decrease)
	July 2, 2006	April 2, 2006	From Prior Quarter	July 3, 2005	From Prior Year
Tim Hortons
U.S.
Company	62	63	(1)	67	(5)
Franchise	235	229	6	197	38

	297	292	5	264	33

Canada
Company	40	35	5	32	8
Franchise	2,585	2,576	9	2,459	126

	2,625	2,611	14	2,491	134

Total Tim Hortons
Company	102	98	4	99	3
Franchise	2,820	2,805	15	2,656	164

	2,922	2,903	19	2,755	167

TIM HORTONS INC. AND SUBSIDIARIES Income Statement Definitions

Sales	Primarily includes sales of products, supplies and restaurant equipment (except for initial equipment packages sold to franchisees as part of the establishment of their restaurant’s business — see “Franchise Fees”) that are shipped directly from our warehouses or by third party distributors to the restaurants, which we refer to as warehouse or distribution sales. Sales also include sales from company-operated restaurants and sales from franchise restaurants that are consolidated in accordance with FIN 46R.

Rents and Royalties	Includes franchisee royalties and rental revenues.

Franchise Fees	Includes fees for various costs and expenses related to establishing a franchisee’s business and include the sales revenue from initial equipment packages.

Cost of Sales	Includes costs associated with our distribution warehouses, including cost of goods, direct labour and depreciation as well as the cost of goods delivered by third party distributors to the restaurants and for canned coffee sold through grocery stores. It also includes food, paper and labour costs for company-operated restaurants and franchise restaurants that are consolidated in accordance with FIN 46R.

Operating Expenses	Includes rent expense related to properties leased to franchisees and other property-related costs (including depreciation).

Franchise fee costs	Includes costs of equipment sold to franchisees as part of the initiation of their restaurant business, as well as training and other costs necessary to ensure a successful restaurant opening.

General and Administrative	Includes costs that cannot be directly related to generating revenue, including expenses associated with our corporate and administrative functions, allocation of expenses related to corporate functions and services historically provided to us by Wendy’s and depreciation of office equipment, information technology systems and head office real estate.

Equity Income	Includes income from equity investments in joint ventures and other minority investments over which we exercise significant influence. Equity income from these investments is considered to be an integrated part of our business operations and is therefore included in operating income. Income amounts are shown as reductions to total costs and expenses.

Other Income and Expense	Includes expenses (income) that are not directly derived from the Company’s primary businesses. Items include restaurant closures, currency adjustments, real estate sales and other asset write-offs.

TIM HORTONS INC.
Safe Harbor Under the Private Securities Litigation Reform Act of 1995
The Private Securities Litigation Reform Act of 1995 (the “Act”) provides a “safe harbor” for forward-looking statements to encourage companies to provide prospective information, so long as those statements are identified as forward-looking and are accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those discussed in the statement. Tim Hortons Inc. (the “Company”) desires to take advantage of the “safe harbor” provisions of the Act.
Certain information in this news release, particularly information regarding future economic performance and finances, and plans, expectations, and objectives of management, is forward-looking. The following factors, in addition to other factors set forth in the Company’s final Prospectus filed with the Securities and Exchange Commission (“SEC”) on March 24, 2006 and in other press releases, communications, or filings made with the SEC or the Ontario Securities Commission, and other possible factors not previously identified, could affect the Company’s actual results and cause such results to differ materially from those expressed in forward-looking statements:
Competition. The quick-service restaurant industry is intensely competitive with respect to price, service, location, personnel, qualified franchisees, and type and quality of food. The Company and its franchisees compete with international, regional and local organizations, primarily through the quality, variety, and value perception of food products offered. The number and location of units, quality and speed of service, attractiveness of facilities, effectiveness of advertising/marketing and operational programs, and new product development by the Company and its competitors are also important factors. Certain of the Company’s competitors have substantially larger marketing budgets.
Economic, Market and Other Conditions. The quick-service restaurant industry is affected by changes in international, national, regional, and local economic and political conditions, consumer preferences and perceptions (including food safety, health, or dietary preferences and perceptions), spending patterns, consumer confidence, demographic trends, seasonality, weather events and other calamities, traffic patterns, the type, number and location of competing restaurants, enhanced governmental regulation (including nutritional and franchise regulations), changes in capital market conditions that affect valuations of restaurant companies in general or the Company’s goodwill in particular, litigation relating to food quality, handling, or nutritional content, and the effects of war or terrorist activities and any governmental responses thereto. Factors such as inflation, food costs, labor and benefit costs, legal claims, disruptions to supply chain or changes in the price, availability, and shipping costs of supplies, and utility and other operating costs also affect restaurant operations and expenses. The ability of the Company and its franchisees to finance new restaurant development, improvements, and additions to existing restaurants, and the acquisition of restaurants from, and sale of restaurants to franchisees, are affected by economic conditions, including interest rates and other government policies impacting land and construction costs and the cost and availability of borrowed funds.
Factors Affecting Growth. There can be no assurance that the Company or its franchisees will be able to achieve new restaurant growth objectives in Canada or the U.S. The opening and ongoing financial success of the Company’s and its franchisees’ restaurants depends on various factors, including many of the factors set forth in this cautionary statement, as well as sales levels at existing restaurants, factors affecting construction costs generally, and the generation of sufficient cash flow by the Company to pay ongoing construction costs. In addition, the U.S. markets in which the Company seeks to expand may have competitive conditions (including higher construction, occupancy, or operating costs), consumer tastes, or discretionary spending patterns that differ from the Company’s existing markets, and there may be a lack of brand awareness in such markets. There can be no assurance that the Company will be able to successfully adapt its brand, development efforts, and restaurants to these differing market conditions.
Manufacturing and Distribution Operations. The occurrence of any of the following factors is likely to result in increased operating costs and depressed profitability of the Company’s distribution operations and may also damage the Company’s relationship with franchisees: higher transportation costs, shortages or changes in the cost or availability of qualified workforce and other labor issues, equipment failures, disruptions in supply chain, price fluctuations, climate conditions, industry demand, changes in international commodity markets (especially for coffee, which is highly volatile in terms of price and supply), and the adoption of additional environmental or health and safety laws and regulations. The Company’s manufacturing and distribution operations in the U.S. are also subject to competition from other qualified distributors, which could reduce the price the Company receives for supplies sold to U.S. franchisees.

Joint Venture to Manufacture and Distribute Par-Baked Products for Tim Hortons Restaurants. The profitability of the Maidstone Bakeries joint venture, which manufactures and distributes par-baked products for the Company’s and its franchisees’ restaurants, could be affected by a number of factors, including many of the factors set forth in this cautionary statement. Additionally, there can be no assurance that both the Company and its joint venture partner will continue with the joint venture. If the joint venture terminates, it may be necessary, under certain circumstances, for the Company to build its own par-baking facility or find alternate products or production methods.
Importance of Locations. The success of Company and franchised restaurants is dependent in substantial part on location. There can be no assurance that current locations will continue to be attractive, as demographic patterns change. It is possible the neighborhood or economic conditions where restaurants are located could decline in the future, thus resulting in potentially reduced sales in those locations.
Government Regulation. The Company and its franchisees are subject to various federal, state, provincial, and local (“governmental”) laws affecting its and its franchisees’ businesses. The development and operation of restaurants depend to a significant extent on the selection, acquisition, and development of suitable sites, which are subject to zoning, land use (includes drive thrus), environmental, traffic, franchise, design and operational requirements, and other regulations. Additional governmental laws and regulation affecting the Company and its franchisees include: licensing; health, food preparation, sanitation and safety; labour (including applicable minimum wage requirements, overtime, working and safety conditions, and citizenship requirements); tax; employee benefits; accounting; and anti-discrimination. Changes in these laws and regulations, or the implementation of additional regulatory requirements, particularly increases in applicable minimum wages, taxes, or franchise requirements, may adversely affect financial results.
Foreign Exchange Fluctuations. The majority of the Company’s business is conducted in Canada. If the U.S. dollar falls in value relative to the Canadian dollar, then U.S. operations would be less profitable because of the increase in U.S. operating costs resulting from the purchase of supplies from Canadian sources, and U.S. operations will contribute less to the Company’s consolidated results. Exchange rate fluctuations may also cause the price of goods to increase or decrease for the Company and its franchisees. In addition, fluctuations in the values of Canadian and U.S. dollars can affect the value of our common stock and any dividends we pay.
The Company’s Relationship with Wendy’s. As long as Wendy’s has voting control of the Company, Wendy’s will have the ability to control all matters affecting the Company, including the composition of its board of directors and the resolution of conflicts of interest that may arise between Wendy’s and the Company in a number of areas. The separation agreements with Wendy’s may severely limit the Company’s ability to affect future financings, acquisitions, dispositions, the issuance of additional securities and certain debt instruments, and to take certain other actions.
Mergers, Acquisitions and Other Strategic Transactions. The Company intends to evaluate potential mergers, acquisitions, joint venture investments, alliances, vertical integration opportunities and divestitures. These transactions involve various inherent risks, including accurately assessing the value, future growth potential, strengths, weaknesses, contingent and other liabilities and potential profitability of acquisition candidates; the potential loss of key personnel of an acquired business; the Company’s ability to achieve projected economic and operating synergies; difficulties successfully integrating, operating, maintaining and managing newly-acquired operations or employees; difficulties maintaining uniform standards, controls, procedures and policies; the possibility the Company could incur impairment charges if an acquired business performs below expectations; unanticipated changes in business and economic conditions affecting an acquired business; and diversion of management’s attention from the demands of the existing business. In addition, there can be no assurance that the Company will be able to complete desirable transactions, for reasons including a failure to secure financing, as a result of the Company’s arrangements with Wendy’s, or restrictive covenants in debt instruments or other agreements with third parties, including the Maidstone Bakeries joint venture arrangements.
Debt Obligations. The Company’s significant debt obligations could have adverse consequences, including increasing the Company’s vulnerability to adverse economic, regulatory, and industry conditions, limiting the Company’s ability to compete and its flexibility in planning for, or reacting to, changes in its business and the industry; limiting the Company’s ability to borrow additional funds, and requiring the Company to dedicate significant cash flow from operations to payments on debt (and there can be no assurance that the Company’s cash flow will be sufficient to service its debt), thereby reducing funds available for working capital, capital expenditures, acquisitions, and other purposes. In addition, the Company’s credit facilities include restrictive covenants that limit its flexibility to respond to future events and take advantage of contemplated strategic initiatives.
Other Factors Affecting the Company. The following factors could also cause actual results to differ from expectations: an inability to retain executive officers and other key personnel or attract additional qualified management personnel to meet business needs; an inability to adequately protect the Company’s intellectual property and trade secrets from infringement actions or unauthorized use by others; operational or financial shortcomings of franchised restaurants and franchisees; liabilities and losses associated with owning and leasing significant amounts of real estate; new and significant legal, accounting, and other expenses to comply with public-company corporate governance and financial reporting requirements; failure to implement or ineffective maintenance of securities compliance, internal control processes, or corporate governance; implementation of new or changes in interpretation of U.S. GAAP policies or practices; and, potential unfavorable variance between estimated and actual liabilities and volatility of actuarially-determined losses and loss estimates.
Readers are cautioned not to place undue reliance on forward-looking statements contained in this news release, which speak only as of the date thereof. Except as required by federal or provincial securities laws, the Company undertakes no obligation to publicly release any revisions to the forward-looking statements contained in this release, or to update them to reflect events or circumstances occurring after the date of this release, or to reflect the occurrence of unanticipated events, even if new information, future events, or other circumstances have made them incorrect or misleading.